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                                                                    Exhibit 6(c)


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                  NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

      WHEREAS, Nationwide Life Insurance Company of America ( the "Corporation") was incorporated as Provident Life and Trust Company of Philadelphia by Letters Patent duly granted pursuant to the act of March 22, 1865 (P.L. 555, No. 539), with power to write life insurance and grant annuities on the combined stock and mutual principle and to receive deposits and act as trustee, with certain other rights, powers, privileges and franchises conferred and imposed by specifically enumerated sections of the act of April 2, 1856 (P.L. 211, No. 236); and

      WHEREAS, the laws applicable to the Corporation were amended and supplemented by the acts of March 12, 1866 (P.L. 184, No. 156), February 18, 1869 (P.L. 194, No. 170), February 1, 1871 (P.L. 14, No. 17), and April 1, 1873
(P.L. 466, No. 488); and

      WHEREAS, on December 29, 1922 pursuant to a plan for acquisition of shares adopted under the act of April 20, 1921 (P.L. 175, No. 103) the name of the Corporation was changed to Provident Mutual Life Insurance Company of Philadelphia and the Corporation was converted into a mutual insurance company without power to receive deposits subject to the provisions of, and having the rights, privileges and powers of a mutual life insurance company incorporated under, The Insurance Company Law of 1921, act of May 17, 1921 (P.L. 682, No.
284); and

      WHEREAS, on June 19, 1991, the Corporation became subject to the Business Corporation Law of 1988 by reason of enactment of the act of December 19, 1990 (P.L. 834, No. 198), known as the GAA Amendments Act of 1990; and

      WHEREAS, in November, 1994, the name of the Corporation was changed to Provident Mutual Life Insurance Company; and

      WHEREAS, the Corporation is currently incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"); and

      WHEREAS, as of the date hereof, pursuant to the Plan of Conversion, dated as of December 14, 2001 and amended and restated on May 21, 2002, under the Insurance Company Mutual-to-Stock Conversion Act, as amended, codified at 40 Pa. Stat. Ann. Sections 911-A -- 929-A (the "Plan of Conversion"), and pursuant to the Agreement and Plan of Merger, dated as of August 7, 2001, by and among the Corporation, Nationwide Financial Services, Inc. ("Nationwide"), and Eagle Acquisition Corporation, a wholly-owned subsidiary of Nationwide (the "Merger Agreement"), the Corporation is being converted from a mutual life insurance company into a stock life insurance company, the name of which is Nationwide Life Insurance Company of America, which will merge with Eagle Acquisition Corporation; and



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      WHEREAS, the Plan of Conversion, the Merger Agreement and these Amended and Restated Articles of Incorporation have been unanimously approved and adopted by the Board of Directors of the Corporation and have been approved by the affirmative vote of at least two-thirds of the votes cast by eligible members of the Corporation voting on the Plan of Conversion, the Merger Agreement and these Amended and Restated Articles of Incorporation; and

      WHEREAS, these Amended and Restated Articles of Incorporation shall become effective on the effective date of the Plan of Conversion;

      NOW THEREFORE:

                                    ARTICLE I

      These Amended and Restated Articles of Incorporation amend and restate the Articles of Incorporation of the Corporation and supersede the original Articles of Incorporation of the Corporation and all previous amendments thereto and restatements thereof. The name of the Corporation is Nationwide Life Insurance Company of America. The registered office of the Corporation in the Commonwealth of Pennsylvania is 1000 Chesterbrook Boulevard, in the City of Berwyn, County of Chester.

                                   ARTICLE II

      The Corporation shall be authorized to engage in any lawful act or activity. The class of insurance for which the Corporation is constituted is Clauses (1) and (2) of Subdivision (a) of Section 202 of the act of May 17, 1921 (P.L. 682, No. 284), known as the Insurance Company Law of 1921, as amended, viz.:

      (a) To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities; including variable life insurance contracts and variable annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as part of a policy of life insurance;

      (b) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.

      The Corporation has a surplus in lieu of guaranty capital exceeding $250,000 above its reinsurance reserve and all its other liabilities. The term of the Corporation is perpetual.



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                                   ARTICLE III

      (1) The Corporation is a stock corporation incorporated under the provisions of the PBCL. The aggregate number of shares that the Corporation is authorized to issue is 50,000,000 shares of Common Stock with a par value of one dollar ($1.00) per share, having an aggregate par value of fifty million dollars ($50,000,000). Shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

      (2) No shareholder of the Corporation shall be entitled to exercise any right of cumulative voting.

                                   ARTICLE IV

      (1) To the fullest extent permitted by law, the Corporation shall indemnify any present, former or future director, officer, employee or agent of the Corporation or any person who may serve or have served at its request as a director, officer, employee, member, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise or association, against the reasonable expenses, including attorney's fees, actually incurred in connection with the defense of any threatened, pending or completed action, suit or other proceeding whether civil, criminal, administrative or investigative to which any of them is made a party because of service as a director, officer or employee of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise or association, or in connection with any appeal therein, and against any amounts paid by such director, officer or employee in settlement of, or in satisfaction of a judgment, penalty, damage, settlement amount, excise tax assessed with respect to an employee benefit plan or fine in any such action, suit or other proceeding including one by or in the right of the Corporation, a class of shareholders or otherwise; except expenses incurred in the defense of or amounts paid in connection with any action, suit or other proceeding where the act or failure to act that gives rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness by such director, officer, employee or agent in the performance of his or her duty. The termination of any such action, suit or other proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption of willful misconduct or recklessness.

      (2) The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its shareholders through by-law provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 1743 of the PBCL, provided that any such excess indemnification involving a breach of duty to the Corporation and its shareholders shall be subject to the limitations set forth in Section 1746(b) of the PBCL.

      (3) Notwithstanding the provisions of this Article IV, the Corporation shall not indemnify a director, officer or employee for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counterclaims or affirmative



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defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of directors in office.


                                    ARTICLE V

      The power to alter, amend or repeal the Corporation's By-Laws shall be vested in the Board of Directors, subject to the power of the shareholders to change such action.

                                   ARTICLE VI

      (1) These articles may be amended from time to time in any manner which may now or hereafter be permitted by the PBCL at any annual or special meeting of the shareholders by an affirmative vote of two-thirds of the shareholders present in person or by proxy at any annual meeting of shareholders or at a special meeting of shareholders called for that purpose, provided that such amendment shall be approved by the Pennsylvania Insurance Department if and to the extent such approval is required by applicable law.

      (2) The shareholders of the Corporation shall not be entitled to petition or otherwise to propose an amendment to these articles.




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